Exhibit (n)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form N-2 of Fidus Investment Corporation of our reports dated February 25, 2021, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Fidus Investment Corporation, appearing in the 2020 Annual Report on Form 10-K of Fidus Investment Corporation for the year ended December 31, 2020.

We also consent to the reference to our firm under the headings “Independent Registered Public Accounting Firm,” “Financial Highlights” and “Selected Consolidated Financial Data” in such Prospectus.

/s/ RSM US LLP

Chicago, Illinois

February 25, 2021